Exhibit 99.1

IMS Health Reports Third-Quarter 2014 Results

  Adjusted Net Income for the quarter totaled $125 million and Adjusted Diluted Earnings per Share was $0.37
  Revenue up 5.4 percent and Adjusted EBITDA increased 10.5 percent on a constant currency basis

DANBURY, Conn.--(BUSINESS WIRE)--October 24, 2014--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced results for the quarter ended September 30, 2014.

Third-Quarter 2014 Operating Results

Revenue for the third quarter increased 5.4 percent on a constant currency basis, or 3.7 percent on a reported basis, to $656 million, compared with the third quarter of 2013. The company’s strong revenue performance in the third quarter was driven by a 10.8 percent increase in technology services revenue on a constant currency basis, or 9.3 percent on a reported basis. Information offerings revenue was up 1.8 percent on a constant currency basis, or flat on a reported basis. Revenue grew across all regions. Emerging markets revenue increased 10.4 percent on a constant currency basis, or 4.6 percent reported, and developed markets revenue grew 4.3 percent on a constant currency basis, or 3.5 percent reported, versus the same period last year.

Adjusted EBITDA increased 10.5 percent on a constant currency basis, or 6.1 percent reported to $221 million, compared with the third quarter of 2013. This reflected both the drop-through from revenue growth to Adjusted EBITDA and the impact of continued cost reduction initiatives. Adjusted EBITDA as a percentage of revenue for the quarter improved by 159 basis points on a constant currency basis, or 76 basis points on a reported basis to 33.7 percent.

Reported revenue and Adjusted EBITDA growth for the quarter was tempered by the strengthening of the U.S. dollar against key foreign currencies and the lower U.S. dollar results from the company’s Venezuelan operations due to the significant revaluation of the Venezuelan Bolivar effective June 30, 2014.

“We delivered another strong quarter of revenue and Adjusted EBITDA growth, highlighted by continued double-digit increases in technology services and emerging markets on a constant currency basis,” said Ari Bousbib, chairman and CEO, IMS Health. “During the quarter, our IMS OneTM intelligent cloud and NexxusTM Commercial Application Suite gained additional traction within the marketplace, as we won important contracts with life sciences clients.”

Third-quarter 2014 net income was $47 million, compared with a net loss of $20 million in last year’s third quarter. Reported Adjusted Net Income was $125 million, down $9 million from $134 million in the prior year’s quarter, as the benefit of Adjusted EBITDA growth and lower interest expense was more than offset by a $47 million tax refund received in 2013.

Diluted earnings per share was $0.14 in the third quarter, compared with a loss of $0.07 per share in the third quarter of 2013. Adjusted Diluted Earnings per Share was $0.37 in the third quarter, compared with $0.47 in the prior-year period. Excluding the impact of last year’s $47 million tax refund, Adjusted Diluted Earnings per Share would have increased $0.07 per share compared with the prior-year quarter.

Year-to-Date 2014 Operating Results

Revenue for the nine months ended September 30, 2014 increased 5.8 percent on a constant currency basis, or 5.0 percent to $1,963 million on a reported basis, compared with the same period last year. Adjusted EBITDA increased 9.8 percent on a constant currency basis, or 7.5 percent to $664 million on a reported basis, compared with the first nine months of 2013. The year-to-date net loss was $197 million, compared with breakeven results in the prior-year period, with the decline due to one-time IPO-related charges. Adjusted Net Income was $329 million, up $23 million from $306 million in the prior-year period.

Financial Position

As of September 30, 2014, cash and cash equivalents and short-term investments were $355 million and the principal amount of debt was $3,923 million, resulting in net debt of $3,568 million. IMS Health’s Gross Leverage Ratio was 4.5 times the last twelve months Adjusted EBITDA at September 30, 2014 compared with 6.1 times at December 31, 2013. The principal amount of debt declined by $1,104 million, and net debt declined by $730 million during the first three quarters, primarily due to the use of IPO proceeds to reduce leverage.

Cash Flow

Net cash provided by operating activities was $191 million in the third quarter. Capital expenditures and additions to deferred software totaled $40 million, up $10 million versus the prior year as the company continued to invest for future growth. Unlevered Free Cash Flow for the third quarter was $216 million.

Full-Year Guidance

Consistent with previous guidance, on a constant currency basis, IMS Health now expects revenue growth of 5.5 to 5.7 percent, Adjusted EBITDA growth of 9.0 to 9.8 percent, and Adjusted Net Income growth of 20 to 21 percent.

As a result of the headwind created by the broad strengthening of the U.S. dollar against foreign currencies, on a reported basis IMS Health now expects revenue growth of 3.8 to 4.0 percent, Adjusted EBITDA growth of 5.8 to 6.6 percent, Adjusted Net Income growth of 15 to 16 percent, and Adjusted Diluted Earnings per Share of $1.34 to $1.36.

Unlevered Free Cash Flow is now projected to be 70 to 75 percent of Adjusted EBITDA, excluding the investment for the company’s new global delivery center in Bangalore.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” and other statistical measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio and Unlevered Free Cash Flow because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future and certain other items. The non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP measures and related notes are presented at the end of this release.

The non-GAAP Measures used in our full-year guidance will differ from U.S. GAAP net income, earnings per share and net cash used in operating activities, respectively, in ways similar to those described in the reconciliations at the end of this press release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s third-quarter 2014 results at 9:00 a.m. Eastern Time on October 24. The audio and slide presentation for the call can be accessed live by webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-732-8470 in the U.S. and Canada, or +1-212-231-2915 for international callers. A replay of the webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of IMS Health’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Guidance.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; the successful completion of the proposed transaction with Cegedim and our ability to successfully integrate Cegedim’s information solutions and Customer Relationship Management businesses, and the other factors set forth in the “Risk Factors” section of our registration statement on Form S-1 on file with the SEC, our Form 10-Q for the period ending June 30, 2014 and any subsequent SEC filings. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if estimates change, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. Drawing on information from 100,000 suppliers and on insights from more than 45 billion healthcare transactions processed annually, IMS Health’s approximately 10,000 employees drive results for healthcare clients globally. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2014	2013	2014	2013
Revenue	$656	$633	$1,963	$1,870
Information	382	381	1,149	1,138
Technology services	274	252	814	732
Operating costs of information, exclusive of
depreciation and amortization	164	163	502	480
Direct and incremental costs of technology services,
exclusive of depreciation and amortization	147	130	423	377
Selling and administrative expenses, exclusive
of depreciation and amortization	139	143	557	433
Depreciation and amortization	109	98	331	303
Severance, impairment and other charges	4	(1)	29	1
Operating Income	93	100	121	276
Interest income	1	1	3	3
Interest expense	(43)	(87)	(181)	(241)
Other income (loss), net	7	(54)	(281)	(44)
Non-Operating Loss, Net	(35)	(140)	(459)	(282)
Income (Loss) before income taxes	58	(40)	(338)	(6)
(Provision for) benefit from income taxes	(11)	20	141	6
Net Income (Loss)	$47	$(20)	$(197)	$—
Earnings (Loss) per Share Attributable to Common Shareholders:
Basic	$0.14	$(0.07)	$(0.63)	$—
Diluted	$0.14	$(0.07)	$(0.63)	$—
Weighted-Average Common Shares Outstanding:
Basic	332.1	280.0	314.1	280.0
Diluted	342.3	280.0	314.1	280.0

Table 2 IMS Health Holdings, Inc. Condensed Balance Sheet (Preliminary and Unaudited)

	September 30,	December 31,
(in millions)	2014	2013
Assets:
Cash and Cash Equivalents	$354	$725
Restricted Cash	24	27
Accounts receivable, net	318	313
Property, plant and equipment, net	155	117
Computer software	263	263
Goodwill & other intangibles	5,765	6,090
Other current & LT assets	511	464
Total Assets	$7,390	$7,999

Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable, accrued & other current liabilities, & deferred revenues	$760	$866
Post-retirement/employment benefits	75	77
Long-term deferred tax and other liabilities	1,020	1,213
Debt	3,899	4,960
Total Liabilities	5,754	7,116

Shareholders’ Equity:
Total Shareholders’ Equity	1,636	883

Total Liabilities and Shareholders’ Equity	$7,390	$7,999

Table 3 IMS Health Holdings, Inc. Condensed Statement of Cash Flows (Preliminary and Unaudited)

	Nine Months Ended
	September 30,
(in millions)	2014	2013
Cash Flows from Operating Activities:
Net loss	$(197)	$—
Adjustments to Reconcile Net Loss to Net Cash (Used in) Provided by Operating Activities:
Depreciation and amortization	331	303
Deferred income taxes	(197)	(48)
Non-cash stock-based compensation charges	52	18
Losses on Venezuela remeasurement	49	14
Other	101	54
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Changes in current assets and liabilities	(137)	16
Changes in long term assets and liabilities	(39)	(21)
Net Cash (Used in) Provided by Operating Activities	(37)	336

Cash Flows from Investing Activities:
Capital expenditures	(59)	(25)
Additions to computer software	(70)	(53)
Payments for acquisitions of businesses, net of cash acquired	(58)	(74)
Other	(20)	(22)
Net Cash Used in Investing Activities	(207)	(174)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	987	—
Other financing activities	(1,052)	(48)
Net Cash Used in Financing Activities	(65)	(48)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(62)	(31)
(Decrease) Increase in Cash and Cash Equivalents	(371)	83
Cash and Cash Equivalents, Beginning of Period	725	580
Cash and Cash Equivalents, End of Period	$354	$663

Table 4 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted EBITDA Reconciliation (Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2014	2013	2014	2013
Net Income (Loss)	$47	$(20)	$(197)	$—
Provision for (benefit from) income taxes	11	(20)	(141)	(6)
Other (income) loss, net(1)	(7)	54	281	44
Interest expense	43	87	181	241
Interest income	(1)	(1)	(3)	(3)
Depreciation and amortization	109	98	331	303
Deferred revenue purchase accounting adjustments	1	—	3	2
Non-cash stock-based compensation charges	6	5	52	18
Restructuring and related charges	5	2	34	7
Acquisition-related charges	7	2	19	6
Sponsor monitoring termination / fees	—	2	74	6
Non-executive phantom stock compensation	—	—	30	—
Adjusted EBITDA	$221	$209	$664	$618
Depreciation and amortization(2)	(32)	(24)	(94)	(79)
Interest expense, net	(42)	(86)	(178)	(238)
Royalty Hedge Gains/(Losses)	1	—	1	—
Less cash tax (payments)/refunds	(23)	35	(64)	5
Adjusted Net Income	$125	$134	$329	$306

(1)	2014 YTD includes $49M FX loss due to the devaluation of Venezuelan Bolivar assets and liabilities, $151M for debt make-whole premiums, $68M for the write-off of debt issuance costs and discounts
(2)	Excludes amortization related to purchase accounting

Table 5 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted Net Income Reconciliation (Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2014	2013	2014	2013
Net Income (Loss)	$47	$(20)	$(197)	$—
Provision for (benefit from) income taxes	11	(20)	(141)	(6)
Amortization associated with purchase accounting	77	74	230	224
Deferred revenue purchasing accounting adjustments	1	—	3	2
Non-cash stock-based compensation charges	6	5	52	18
Restructuring and related charges(1)	5	2	41	7
Acquisition-related charges	7	2	19	6
Sponsor monitoring termination / fees	—	2	74	6
Non-executive phantom stock compensation	—	—	30	—
Other (income) loss, net (2)	(7)	54	281	44
Adjusted Pre Tax Income	$147	$99	$392	$301
Royalty Hedge Gains/(Losses)	1	—	1	—
Less cash tax (payments)/refunds	(23)	35	(64)	5
Adjusted Net Income	$125	$134	$329	$306

Adjusted Earnings per Share Attributable to Common Shareholders:
Basic	$0.38	$0.48	$1.05	$1.09
Diluted	$0.37	$0.47	$1.02	$1.06
Weighted-Average Common Shares Outstanding:
Basic	332.1	280.0	314.1	280.0
Diluted	342.3	285.3	323.1	287.8

(1)	2014 YTD includes $7M of accumulated depreciation related to real estate transactions in Q2-2014
(2)	2014 YTD includes $49M FX loss due to the devaluation of Venezuelan Bolivar assets and liabilities, $151M for debt make-whole premiums, $68M for the write-off of debt issuance costs and discounts

Table 6 IMS Health Holdings, Inc. Net Cash (Used in) Provided by Operating Activities to Unlevered Free Cash Flow (Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2014	2013	2014	2013
Net Cash (Used in) Provided by Operating Activities	$191	$212	$(37)	$336
Capital expenditures	(14)	(8)	(59)	(25)
Additions to computer software	(26)	(22)	(70)	(53)
Free Cash Flow	$151	$182	$(166)	$258
Cash interest payments	26	61	196	201
Cash tax payments	23	(35)	64	(5)
Acquisition related charges	7	2	19	6
Sponsor monitoring termination / fees	—	2	74	6
Non-executive phantom stock compensation	—	—	30	—
Debt extinguishment make-whole payments	—	—	151	—
Severance, transaction & other payments	8	13	19	33
FX hedge payments	1	(3)	7	(8)
Unlevered Free Cash Flow	$216	$222	$394	$491

Table 7 IMS Health Holdings, Inc. Calculation of Gross Leverage Ratio as of September 30, 2014 (Preliminary and Unaudited)

(in millions)
Gross Debt as of September 30, 2014	$3,923
Adjusted EBITDA for the year ended December 31, 2013	829
Less: Adjusted EBITDA for the nine months ended September 30, 2013	(618)
Add: Adjusted EBITDA for the nine months ended September 30, 2014	664
Adjusted EBITDA for the twelve months ended September 30, 2014	$875
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.5x

CONTACT:
IMS Health
Tom Kinsley, 203-448-4691
Investor Relations
tkinsley@imshealth.com
or
Tor Constantino, 484-567-6732
Media Relations
tconstantino@us.imshealth.com